                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                    CREO INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   225-606-102
                          ----------------------------
                                 (CUSIP Number)

                                January 31, 2005
                          ----------------------------
             (Date of Event Which Requires Filing of this Statement)

     Goodwood Inc.                           Burton Capital Management, LLC
     212 King Street West, Suite 201         100 Northfield Street
     Toronto, Ontario, Canada M5H 1K5        Greenwich, Connecticut, USA  06830
     Telephone: (416) 203-2022               Telephone: (203) 302-3700
     Attn: Robert T. Kittel                  Attn: Robert G. Burton, Jr.

                                 with a copy to:

                              Kenneth A. Lefkowitz
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004
                            Telephone: (212) 837-6000
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box [_].

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 2 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Sr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO        PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    860,154
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           860,154
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          860,154
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.52%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 3 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Burton Capital Management, LLC
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           860,154
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      860,154
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          860,154
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.52%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          OO (limited liability company)
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 4 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Oliva
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           72,049
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      72,049
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          72,049
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.13%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 5 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael G. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           32,548
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      32,548
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          32,548
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 6 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Brendan Tobin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           18,312
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      18,312
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,312
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.03%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 7 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Colin Christ
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           12,008
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      12,008
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          12,008
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.02%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 8 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Gina Zambrana
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           10,717
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      10,717
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,717
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.02%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 225-606-102|                                           |PAGE 9 OF 35|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Donald Zegzdryn
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           3,802
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      3,802
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,802
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 10 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Peter H. Puccetti
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO    PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           46,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      46,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,237,200
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.95%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 11 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          J. Cameron MacDonald
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO   PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           48,700
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      48,700
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,239,900
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.96%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 12 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          1354037 Ontario Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,191,200
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.87%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 13 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,191,200
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,191,200
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,191,200
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.87%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 14 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,197,300
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      1,197,300
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,197,300
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.12%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 15 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Capital Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           98,400
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      98,400
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          98,400
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.17%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 16 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Arrow Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           768,800
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      768,800
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          768,800
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.36%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 17 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          The Goodwood Fund 2.0 Ltd.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           97,100
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      97,100
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          97,100
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.17%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 18 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          KBSH Goodwood Canadian Long/Short Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           27,500
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      27,500
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          27,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.05%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 19 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert T. Kittel
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           2,700
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      2,700
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,700
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 20 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Patrice M. Daniels
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 21 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Leonard C. Green
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           26,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    218,000
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      26,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           218,000
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          244,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.43%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 22 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Mark J. Griffin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,500
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      1,500
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 23 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          James C. Johnson
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           3,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      3,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.01%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 24 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael W. Johnston
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada/U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 25 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert W. Korthals
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 26 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Kevin G. Rooney
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 27 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Wesley Voorheis
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 28 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Sonia S. Yung
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.00%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 29 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Joseph P. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,300
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      20,300
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,300
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.04%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 30 OF 35|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Jr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  [ ]
                                                                        (B)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      20,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.04%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 31 OF 35|
 ---------------------                                            -------------

          This Amendment ("AMENDMENT NO. 2") is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission (the "COMMISSION") pursuant to Section 13 of the
Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"): Robert G.
Burton, Sr., Burton Capital Management, LLC, a Delaware limited liability company ("BCM"), Thomas Oliva, Michael G. Burton, Brendan Tobin, Colin Christ,
Gina Zambrana, Donald Zegzdryn, Peter H. Puccetti, J. Cameron MacDonald, 1354037
Ontario Inc., an Ontario corporation, Goodwood Inc., an Ontario corporation
("GOODWOOD INC."), Goodwood Fund, a Canadian mutual fund trust, Goodwood Capital
Fund, a Canadian mutual fund trust, Arrow Goodwood Fund, a Canadian mutual fund trust, The Goodwood Fund 2.0 Ltd., a Cayman Islands limited liability company,
KBSH Goodwood Canadian Long/Short Fund, a Canadian mutual fund trust, Robert T.
Kittel, Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, James C. Johnson,
Michael W. Johnston, Robert W. Korthals, Kevin G. Rooney, Wesley Voorheis, Sonia
S. Yung, Joseph P. Burton and Robert G. Burton, Jr., all of the foregoing being referred to as the "REPORTING PERSONS."

          This Amendment No. 2 amends the Schedule 13D (the "SCHEDULE 13D")
originally filed with the Commission on October 12, 2004, as amended by
Amendment No. 1 thereto filed with the Commission on January 18, 2005.

          All terms used, but not defined, in this Amendment No. 2 are as defined in the Schedule 13D. The summary descriptions contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.

Item 4 of the Schedule 13D is amended and supplemented as follows:

ITEM 4.  PURPOSE OF THE TRANSACTION

          On January 31, 2005, the Issuer announced that it has entered into an arrangement agreement to be acquired by Eastman Kodak Company ("KODAK") and that the acquisition is to be completed by way of a statutory plan of arrangement under which Kodak will acquire all of the issued and outstanding Common Shares of the Issuer at a cash price of US$16.50 per share or approximately US$980 million. In response to the announcement, on January 31, 2005, Goodwood Inc. and
BCM announced, based on information then available to them, their support for the acquisition. Goodwood Inc. and BCM believe that the announced acquisition will further their objective of enhancing shareholder value. Consequently,
Goodwood Inc., BCM and other participating Reporting Persons have chosen not to pursue their previously-disclosed proxy solicitation.

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 225-606-102|                                          |PAGE 32 OF 35|
 ---------------------                                            -------------

          As a result of the discontinuation of the proxy solicitation, each of the Reporting Persons disclaims membership in any group that may be deemed to own five percent or more of the outstanding Common Shares of the Issuer.

          The Reporting Persons reserve the right to at any time change their intentions with respect to any or all of the matters referred to in this Item 4.
The Reporting Persons also may, subject to market conditions, make additional investments in or dispositions of securities of the Issuer, through open market transactions or privately negotiated purchases or sales.

Item 5 of the Schedule 13D is amended and supplemented as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

          The Schedule 13D previously reported that the Reporting Persons could have been considered to have acted in concert with respect to the Common Shares of the Issuer in connection with the proxy solicitation. Since, by virtue of the discontinuation of the proxy solicitation, the Reporting Persons currently disclaim membership in any group that may be deemed to own five percent or more of such shares, they are no longer required to report their holdings on Schedule
13D.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Schedule 13D Joint Filing Agreement dated as of February 1, 2005 by and among each Reporting Person.

Exhibit 2 Press Release dated January 31, 2005 by Goodwood Inc. and BCM.

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1) under the Exchange Act, each of the undersigned agrees that this statement is filed on behalf of each of us.

February 1, 2005

                                              ROBERT G. BURTON, SR.

                                              BURTON CAPITAL MANAGEMENT, LLC

                                              By:    /s/ ROBERT G. BURTON, JR.
                                                  ------------------------------
                                              Name:  ROBERT G. BURTON, JR.
                                              Its:   President

                                                     /s/ THOMAS OLIVA
                                                  ------------------------------
                                                           THOMAS OLIVA

                                                     /s/ MICHAEL G. BURTON
                                                  ------------------------------
                                                         MICHAEL G. BURTON

                                                     /s/ BRENDAN TOBIN
                                                  ------------------------------
                                                           BRENDAN TOBIN

                                                     /s/ COLIN CHRIST
                                                  ------------------------------
                                                           COLIN CHRIST

                                                     /s/ GINA ZAMBRANA
                                                  ------------------------------
                                                           GINA ZAMBRANA

                                                     /s/ DONALD ZEGZDRYN
                                                  ------------------------------
                                                          DONALD ZEGZDRYN

                                                     /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                                         PETER H. PUCCETTI

                                                     /s/ J. CAMERON MACDONALD
                                                  ------------------------------
                                                        J. CAMERON MACDONALD

                                              1354037 ONTARIO INC.

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                              GOODWOOD INC.

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                              GOODWOOD FUND

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                              GOODWOOD CAPITAL FUND

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                              ARROW GOODWOOD FUND

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                              THE GOODWOOD FUND 2.0 LTD.

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                              KBSH GOODWOOD CANADIAN LONG/SHORT
                                              FUND

                                              By:    /s/ PETER H. PUCCETTI
                                                  ------------------------------
                                              Name:
                                              Its:

                                                     /s/ ROBERT T. KITTEL
                                                  ------------------------------
                                                         ROBERT T. KITTEL

                                                     /s/ PATRICE M. DANIELS
                                                  ------------------------------
                                                        PATRICE M. DANIELS

                                                     /s/ LEONARD C. GREEN
                                                  ------------------------------
                                                         LEONARD C. GREEN

                                                     /s/ MARK J. GRIFFIN
                                                  ------------------------------
                                                          MARK J. GRIFFIN

                                                     /s/ JAMES C. JOHNSON
                                                  ------------------------------
                                                         JAMES C. JOHNSON

                                                     /s/ MICHAEL W. JOHNSTON
                                                  ------------------------------
                                                        MICHAEL W. JOHNSTON

                                                     /s/ ROBERT W. KORTHALS
                                                  ------------------------------
                                                        ROBERT W. KORTHALS

                                                     /s/ KEVIN G. ROONEY
                                                  ------------------------------
                                                          KEVIN G. ROONEY

                                                     /s/ WESLEY VOORHEIS
                                                  ------------------------------
                                                          WESLEY VOORHEIS

                                                     /s/ SONIA S. YUNG
                                                  ------------------------------
                                                          SONIA S. YUNG

                                                     /s/ JOSEPH P. BURTON
                                                  ------------------------------
                                                         JOSEPH P. BURTON

                                                     /s/ ROBERT G. BURTON, JR.
                                                  ------------------------------
                                                      ROBERT G. BURTON, JR.